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Exhibit 10.18

FIFTH AMENDMENT

THIS FIFTH AMENDMENT ("Agreement") is made and entered into as of December 5, 2001, by and among KASHIWA FUDOSAN AMERICA, INC., a California corporation ("Landlord") and TITAN PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord and Tenant have heretofore entered into that certain lease dated as of February 14, 1996 (the "Lease") for Suite 505, initially containing approximately 3,866 rentable square feet, in the building located at 400 Oyster Point Boulevard, South San Francisco, California ("Building"), which forms part of the office building complex commonly known as Oyster Point Marina Business Park (the "Complex"). Landlord and Tenant have entered into 1) that certain First Amendment dated as of March 25, 1997 for Suite 510, initially containing approximately 1,441 rsf, 2) that certain Second Amendment dated as of May 22, 1998 for Suites 515 and 512, consisting of 3,739 rsf and 961 rsf, respectively, 3) that certain Third Amendment dated as of November 11, 2000 for temporary space located in Suite 203 consisting of 2,031 rsf and 4) that certain Fourth Amendment dated April 9. 2001 that added Suite 311 (2,396 rsf) and Suite 516 (892 rsf), to the Premises and extended the Lease to June 30, 2005.

E.
The parties mutually desire to modify the Lease, all on and subject to the terms and conditions hereof.

AGREEMENT

NOW THEREFORE, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Lease Extension: The lease is hereby extended for a period of one (1) years, commencing on July 1, 2005 and expiring on June 30, 2006, or any earlier date upon which the Term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

2.
Added Premises. Tenant shall lease Suite 500 in 400 Oyster Point Boulevard consisting of 7,875 rsf, (the "Added Premises") for a period of approximately fifty-three months, commencing on the date construction of tenant improvements for Suite 500 is substantially complete ("Added Premises Commencement Date") and expiring on June 30, 2006 (the "Added Premises Expiration Date"). Promptly following the substantial completion of tenant improvements for the Added Premises, the parties hereto shall, if required by Landlord, enter into a supplementary agreement fixing the date of the Commencement Date.

3.
Suite 311 Termination. Within fifteen (15) days of substantial completion of Added Premises, Tenant shall vacate Suite 311 consisting of 2,396 rsf and the lease and rent with respect to Suite 311 shall terminate. Landlord shall have the right to charge holdover rent as specified in the Lease for Suite 311 after said fifteen-day period.

4.
Summary Table. The parties agree that the following table (the "Table One") sets forth in summary form the basic terms of Tenant's Lease with the inclusion of the Added Premises including the specific space comprising Added Premises, with respect to such space, the Term of the Lease, the usable and rentable square footage, the Base Rent, Base Year, and the Tenant's Share, as all of such terms as defined below:

PERIOD	PREMISES	RSF	USF	MONTHLY BASE RENT	T'S SHARE BLDG/COMP	BASE YEAR
Commencement Date to 6/30/02	500, 505 & 516	18,774	16,325	$45,996.30	8.1%/4.04%	1998
7/1/02 to 6/30/03	500, 505 & 516	18,774	16,325	$51,628.50	8.1%/4.04%	2000
7/1/03 to 6/30/04	500, 505 & 516	18,774	16,325	$56,322.00	8.1%/4.04%	2000
7/1/04 to 6/30/05	500, 505 & 516	18,774	16,325	$61,015.50	8.1%/4.04%	2000
7/1/05 to 6/30/06	500, 505 & 516	18,774	16,325	$64,770.30	8.1%/4.04%	2000

  In the event of any conflict between the terms contained in the Table and the terms contained in the body of the Lease or elsewhere in this Agreement, the terms of the Table as modified elsewhere by this Agreement shall control throughout the Term.

6.
Base Rent. The "Base Rent" reserved under this Lease, for the Term thereof, shall consist of Forty-Five Thousand Nine Hundred Ninty-Six and 30/100s per month from the Commencement Date to June 30, 2002; Fifty-One Thousand Six Hundred Twenty-Eight and 50/100's ($51,628.50) per month from July 1, 2002 to June 30, 2003; Fifty-Six Thousand Three Hundred Twenty-Two and 00/100 Dollars ($56,322.00) per month from July 1, 2003 to June 30, 2004, Sixty-One Thousand Fifteen and 50/100 Dollars ($61,015.50) per month from July 1, 2004 to June 30, 2005 and Sixty-Four Thousand Seven Hundred Seventy and 30/100's ($64,770.30) per month from July 1, 2005 to June 30, 2006.

7.
Tenant Improvements: Landlord shall provide a Tenant Improvement Allowance of One Hundred Twenty-Four Thousand Two Hundred Seventy-Five and 95/100's Dollars ($124,275.95) toward tenant improvements in the Premises and Added Premises inclusive of i) $106,358.05 in construction costs, ii) $12,000.00 in architectural, design and permitting costs and iii) $5,917.90 in project management fee (5% of TIs). Tenant shall pay for the carpet alternate ($8,745.00) of DA Pope's bid dated November 19, 2001. Tenant's Work shall be governed by the Work Letter Agreement attached on Amendment Two with the exception of the above-mentioned Tenant Improvement Allowance.

8.
Early Entry: Tenant shall be permitted to enter the Added Premises prior to the Added Premises Commencement Date to perform install Tenant's phone and cabling systems and furniture partitions. Tenant shall comply with all terms and condition of the Lease, except those provision requiring payment of Rent.

9.
Base Year: The Base Year for the Premises and Added Premises shall be 1998 until June 30, 2002 and 2000 commencing July 1, 2002.

10.
Option to Extend. The Option to Extend the Lease for two years specified in Paragraph 1.7 of the Lease shall apply to the period July 1, 2006 to June 30, 2008.

11.
Security Deposit: The Security Deposit shall remain the same.

12.
No Offer: Submission of this Agreement is not an offer to enter into the same but a solicitation for such an offer by Tenant. Tenant agrees that its execution of this Agreement constitutes a firm offer to enter the same that may not be withdrawn for a period of thirty (30) working days after delivery to Landlord. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. This Agreement shall not be relied upon by any other party, individual, corporation, partnership, or other entity as a basis for termination its lease with Landlord.

13.
Defined Terms: Terms used herein that are defined in the Lease shall have the meanings therein defined, unless a different definition is set forth in this Agreement. In the event of any conflict between the provisions of the Lease and this Agreement, the terms of this Agreement shall prevail.

14.
Survival: Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement.

15.
Counterparts: This Agreement may be executed in any number of counterparts, which each severally and all together shall constitute one and the same Agreement.

16.
Attorneys' Fees: If any party obtains a judgment against any other party or parties by reason of breach of this Agreement, reasonable attorneys' fees and costs as fixed by the court shall be included in such judgment against the losing party or parties.

17.
Successors: This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, and assigns of the parties.

18.
Whole Agreement: The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises, or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by all the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Landlord:	Kashiwa Fudosan America, Inc., a California corporation
	By:	/s/ HARU TAKEHANA Mr. Haru Takehana
	Its:	Vice President
Tenant:	Titan Pharmaceuticals, Inc., a Delaware corporation
	By:	/s/ SUNIL BHONSLE Mr. Sunil Bhonsle
	Its:	Executive Vice President & COO

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  Exhibit 10.18
FIFTH AMENDMENT
RECITALS
AGREEMENT